SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                   ----------


                                    FORM 8-K


                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of Earliest Event Reported): December 31, 1998



                              AUDIO BOOK CLUB,INC.
             (Exact name of registrant as specified in its charter)



            FLORIDA                      1-13469                 65-0429858
(State or other jurisdiction           (Commission            (I.R.S. Employer
     of incorporation)                 File Number)          Identification No.)




2295 Corporate Blvd., N.W., Boca Raton, FL 33431
(Address of principal executive offices) (Zip Code)



Registrant's telephone number, including area code: 561-241-1426


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Former name or former address, if changed since last report




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Item 2. Acquisition or Disposition of Assets.

     On December 31, 1998 (the "Closing"), Audio Book Club, Inc. (the "Registrant") consummated the acquisition (the "Acquisition") of The Columbia House Audio Book Club (the "CH Audio Book Club") from the Columbia House Company ("Columbia House"), pursuant to the terms of an Asset Purchase Agreement dated December 30, 1998 between Columbia House and the Registrant, and an Assignment and Assumption Agreement and Consent (the "Assignment Agreement") by and among the Registrant, CH Acquisitions Corp., a wholly-owned subsidiary of the Registrant ("CHAC"), and Columbia House (collectively, the "Purchase Agreement").

     At the time of the Acquisition, the CH Audio Book Club was the industry leading direct marketer of audiobooks using a membership club format. As part of the Acquisition, CHAC acquired CH Audio Book Club's membership file of approximately 600,000 members, as well as substantially all of Columbia House's other assets relating exclusively to the CH Audio Book Club, including inventory and certain accounts receivable. The Registrant and Columbia House also entered into a mailing agreement (the "Mailing Agreement") pursuant to which the Registrant received the rights to (i) utilize Columbia House's compact disc, VHS, laser and DVD video club membership lists in its new member acquisition campaigns, (ii) insert new member acquisition materials into Columbia House's member mailing programs to its various clubs and (iii) be referred to as the Columbia House recommended source for audiobooks in a club format, for a period of seven years. Columbia House also entered into a non-compete agreement (the "Non-Compete Agreement") pursuant to which it agreed not to engage in certain activities (as described in the Non-Compete Agreement) which compete with the Registrant's operation of its audiobook club for a period of five years. In addition, the Registrant and Columbia House entered into a Transitional Services Agreement.

     As consideration for the Acquisition and the related transactions, including the Mailing Agreement, the Non-Compete Agreement and the Transitional Services Agreement (as defined in the Purchase Agreement), Columbia House received cash consideration of $30,750,000. In addition, the Registrant issued to Columbia House's designees (Sony Music Entertainment Inc. and WCI Record Club Inc.) an aggregate of 325,000 shares of its common stock (the "Shares") and warrants to purchase an additional 100,000 shares of its common stock (the "Warrant Shares") at a price of $11.125 per share. The Registrant and Columbia House also entered into a Registration and Shareholder Rights Agreement pursuant to which, among things, the Registrant granted to Columbia House (i) certain registration rights with respect to the Shares and Warrant Shares and (ii) the right,

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under certain  circumstances,  commencing six years from the Closing, to require the Registrant to purchase from Columbia House and its designees the Shares at a price of $15.00 per Share. The consideration paid for the Acquisition was determined by negotiations between the representatives of the Registrant and Columbia House.

     The cash consideration paid for the Acquisition was obtained by the Registrant from (i) Fleet National Bank ("Fleet") and ING (U.S.) Capital Corporation pursuant to a credit agreement dated as of December 31, 1998 (the "Credit Agreement") among the Registrant, the banks, financial institutions and other institutional lenders named therein, as Initial Lenders, and Fleet, as Initial Issuing Bank, Swingline Bank and Administrative Agent, and (ii) Norton Herrick, the Registrant's Co-Chief Executive Officer, pursuant to a Convertible Senior Subordinated Promissory Note due December 31, 2004.

     The descriptions of the Purchase Agreement and Assignment Agreement described herein are qualified in their entirety by reference to the terms contained therein copies of which are filed as exhibits to this Report.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

A.   Financial Statements of the Business Acquired.

     It is impracticable to provide the required financial statements of CH Audio Book Club at this time. The required financial statements will be filed under cover of Form 8-K/A within 60 days of the date this Form 8-K was required to be filed.

B.   Pro Forma Financial Information.

     It is impracticable to provide the required pro forma financial information at this time. The required pro forma financial information will be filed under cover of Form 8-K/A within 60 days of the date this Form 8-K was required to be filed.

C.   Exhibits.

     Exhibit 2.1 - Asset Purchase Agreement, dated as of December 30, 1998, by and among the Registrant and the Columbia House Company.

     Exhibit 2.2 - List of Omitted Schedules/Exhibits to the Asset Purchase Agreement.


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     Exhibit 2.3 - Assignment and Assumption Agreement and Consent,  dated as of
December 31, 1998, by and among the Registrant, CH Acquisitions Corp. and The Columbia House Company.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                       AUDIO BOOK CLUB INC.



                                       By:  /s/ Michael Herrick
                                            ---------------------------------
                                                Michael Herrick,
                                                Chief Executive Officer


Date: January 13, 1999

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